The Cronos Group
Exhibit 99.1
May 9, 2007
Company Press Release
The Cronos Group Reports First Quarter 2007 Results
Luxembourg—(Business Wire)—May 9, 2007—The Cronos Group (NASDAQ: CRNS) today reported that the Company’s net income for the quarter ended March 31, 2007 was $2.3 million, or $0.28 per diluted share, compared with net income of $2.6 million, or $0.32 per diluted share, for the comparable quarter in 2006. This decline in earnings for the first quarter of 2007 was primarily due to the impact of $600,000 of professional fees, relating to the proposed transaction for the sale of the Company, that had the effect of reducing net income by $0.07 per diluted share.
Gross lease revenue for the first quarter of 2007 was $35.7 million, an increase of $0.5 million when compared with the first quarter of 2006. Gross lease revenue for specialized containers for the quarter increased by $3.4 million when compared with the same period in the prior year, reflecting the growth in the size of the Company’s specialized container fleet. This was partially offset by a $2.9 million decline in gross lease revenue for dry cargo containers as Cronos disposed of equipment at the end of its useful economic life for maritime leasing. The Company added $48.7 million of new container equipment to its fleet during the quarter, with specialized equipment accounting for 82% of the new additions. Utilization of the combined container fleet was 92% at March 31, 2007, reflecting continued strong demand for all container types, as all major trade routes reported high volumes of containerized trade during the period. Direct operating expenses declined by $1.2 million, or 23%, when compared with the first quarter of 2006 due to a reduction in activity-related costs that resulted from lower volumes of container redeliveries and reduced inventories.
Cronos is one of the world’s leading lessors of intermodal containers, owning and managing a fleet of over 447,000 TEU (twenty-foot equivalent units). The diversified Cronos fleet of dry cargo, refrigerated and other specialized containers is leased to a customer base of approximately 450 ocean carriers and transport operators around the world. Cronos provides container-leasing services through an integrated network of offices through state-of-the-art information technology.
This release discusses certain forward-looking matters that involve risks and uncertainties that could cause actual results to vary materially from estimates. Risks and uncertainties include, among other things, changes in international operations, exchange rate risks, changes in market conditions for the Company’s container lease operations and the Company’s ability to provide innovative and cost-effective solutions. For further discussion of the risk factors attendant to an investment in the Company’s common shares, see the Introductory Note in the Company’s Annual Report on Form 10-K that was filed with the SEC on March 16, 2007.

This press release and other information concerning Cronos can be viewed on Cronos’ website at www.cronos.com.
Contact:
Elinor A. Wexler
Vice President-Investor Relations
(415) 677-8990
ir@cronos.com

The Cronos Group
Condensed Unaudited Consolidated Statements of Income
(US dollar amounts in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2007	2006

Gross lease revenue	$35,722	$35,264
Equipment trading revenue	925	1,726
Commissions, fees and other income:
- Related parties	160	203
- Unrelated parties	1,266	987

Total revenues	38,073	38,180

Direct operating expenses	3,909	5,107
Payments to Managed Container Programs:
- Related parties	15,314	12,459
- Unrelated parties	6,947	7,799
Equipment trading expenses	750	1,572
Depreciation and amortization	2,964	2,950
Selling, general and administrative expenses	5,658	5,134
Interest expense	1,808	1,644

Total expenses	37,350	36,665

Income before income taxes and equity in earnings of affiliate	723	1,515
Income taxes	(145)	(227)
Equity in earnings of unconsolidated affiliate	1,725	1,271

Net income	2,303	2,559

Basic net income per common share	$0.30	$0.34

Diluted net income per common share	$0.28	$0.32

The Cronos Group
Condensed Unaudited Consolidated Balance Sheets
(US dollar amounts in thousands, except per share amounts)

	March 31,	December 31,
	2007	2006

Assets
Cash and cash equivalents	$8,789	$8,498
Restricted cash	—	250
Amounts due from lessees, net	32,189	30,913
Amounts receivable from Managed Container Programs	2,224	3,033
New container equipment for resale	42,041	35,131
Net investment in direct financing leases	11,482	12,222
Investments in unconsolidated affiliates	46,900	43,710
Container equipment, net	111,562	113,081
Other equipment, net	582	632
Goodwill	11,038	11,038
Other intangible assets, net	111	157
Current and deferred income taxes	447	282
Other assets	3,913	4,252

Total assets	$271,278	$263,199

Liabilities and shareholders’ equity
Amounts payable to Managed Container Programs	24,792	24,171
Amounts payable to container manufacturers	43,767	34,809
Direct operating expense payables and accruals	3,965	4,821
Other amounts payable and accrued expenses	6,427	7,381
Debt and capital lease obligations	93,651	95,875
Deferred income taxes	3,656	3,650
Deferred income and unamortized acquisition fees	7,449	7,005

Total liabilities	183,707	177,712

Shareholders’ equity
Common shares issued (7,678,073 shares)	15,356	15,356
Additional paid-in capital	42,555	42,489
Common shares held in treasury (112,000 shares)	(297)	(297)
Accumulated other comprehensive income	320	605
Restricted retained earnings	1,832	1,832
Retained earnings	27,805	25,502

Total shareholders’ equity	87,571	85,487

Total liabilities and shareholders’ equity	$271,278	$263,199